SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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RES-CARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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(1)	Title of each class of securities to which transaction applies:

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
SELECTION OF INDEPENDENT AUDITORS
SHAREHOLDERS’ PROPOSALS FOR THE 2003 ANNUAL MEETING
OTHER MATTERS

10140 Linn Station Road
Louisville, Kentucky 40223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 25, 2002

     Res-Care, Inc. (“ResCare”) will hold its annual meeting of shareholders at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207, at 10:00 a.m. (EDT), on Tuesday, June 25, 2002, for the following purposes:

1.	To elect three directors as Class 1 directors for a term of three years and until their respective successors are elected.

2.	To ratify the selection of KPMG LLP as ResCare’s independent auditors for the fiscal year ending December 31, 2002.

3.	To transact any other business that may properly come before the meeting or any adjournment or adjournments of the meeting.

     The board of directors has fixed the close of business on May 7, 2002 as the record date to determine which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting.

     We appreciate and welcome your participation in ResCare’s affairs. Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors

SPIRO B. MITSOS Secretary

May 24, 2002

RES-CARE, INC.
10140 Linn Station Road
Louisville, Kentucky 40223

PROXY STATEMENT

2002 ANNUAL MEETING OF SHAREHOLDERS

General Information

     Date, Time and Place

     We are sending you this proxy statement because the board of directors of ResCare is soliciting your proxy to vote at ResCare’s annual shareholders meeting. The annual meeting will be held at 10:00 a.m. (EDT), on June 25, 2002, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40207, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. We will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders, the proxy card and ResCare’s Annual Report for the fiscal year ended December 31, 2001 to ResCare’s shareholders on or about May 24, 2002.

     Record Date, Quorum, Vote Required

     Shareholders who owned ResCare common shares at the close of business on May 7, 2002 are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 24,414,686 ResCare common shares issued and outstanding. ResCare common shares are the only class of voting shares. Each person who holds common shares is entitled to one vote per common share owned on all matters voted on at the annual meeting except for the election of directors. In the election of directors, there is cumulative voting; that is, you are entitled to vote the number of shares you own multiplied by three, which is the number of members of the board of directors to be elected at the meeting. You may cast all of your votes for one candidate or distribute your votes among two or more candidates.

     There must be a quorum in order to hold a valid meeting. There will be a quorum at the annual meeting if holders of 12,207,344 common shares are present in person or by proxy. The three nominees for director who receive the most votes will be elected. The proposal to ratify the selection of KPMG LLP as independent auditors and all other matters that may properly come before the annual meeting will each be approved if more votes are cast in favor of the proposal than are cast against it.

     The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the annual meeting and will determine if there is a quorum. The inspectors will treat abstentions as shares that are present and entitled to vote to determine if there is a quorum, but as not voted to determine if a matter is approved. Thus, if you abstain from voting on a proposal to be voted on at the 2002 annual meeting, it will have no effect on whether the proposal is approved. On matters that require approval by the affirmative vote of a majority of the shares represented at a shareholders meeting, an abstention has the same legal effect as a vote “against” the matter.

     If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter (a broker non-vote), the inspectors will not consider those shares as present and entitled to vote on that matter. Abstentions and broker non-votes will have no effect on the election of directors.

     Voting and Revocation of Proxy

     If your proxy card is properly signed and returned to ResCare and is not revoked, your proxy holder will vote according to your instructions. If there are no specific instructions on the proxy card, your proxy holder will vote the shares represented:
•	FOR the election of the people nominated as directors in this proxy statement;

•	FOR the ratification of the selection of KPMG LLP as ResCare’s independent auditors for the current fiscal year; and

•	In the proxy holder’s best judgment on such other matters that may properly come before the annual meeting.

     In addition, if another shareholder votes shares cumulatively in the election of directors or votes for a person other than the nominees named in this proxy statement or substitutes for those nominees, then the proxy holders will have the discretionary authority to vote your shares cumulatively and distribute the votes represented by proxy cards among the nominees listed in this proxy statement and any other nominees as the proxy holders, in their best judgment, determine.

     You may revoke your proxy at any time in one of three ways by:
•	giving written notice of the revocation to the Secretary of ResCare;

•	signing and delivering a proxy with a later date; or

•	attending and voting in person at the annual meeting.

     Your proxy will not be revoked as to any matter that has already been voted on under the authority of the proxy before the revocation. Your presence at the annual meeting does not by itself revoke the proxy.

Ownership of Equity Securities

     The following table shows information about the beneficial ownership of ResCare common shares as of March 31, 2002 by:
•	each person who ResCare knows beneficially owns more than 5 percent of the outstanding ResCare common shares or has filed a Schedule 13G with the Securities and Exchange Commission with respect to ResCare shares;

•	each of ResCare’s directors and nominees for director;

•	each of ResCare’s executive officers named in the Summary Compensation Table; and

•	all directors and executive officers of ResCare as a group.

Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares.

	Number of Shares
Name of Beneficial Owner (1)	Beneficially Owned (2)		Percent of Total (2)

DIRECTORS AND NAMED EXECUTIVE OFFICERS

James R. Fornear	1,925.361	(3)(4)	7.9%

Ronald G. Geary	1,687,116	(5)	6.7%

Vincent D. Pettinelli	1,567,004	(6)	6.4%

Michael J. Foster	1,139,488	(7)	4.7%

Spiro B. Mitsos, Ph.D.	282,140	(8)	1.2%

Paul G. Dunn	144,760	(9)	*

E. Halsey Sandford	116,814	(10)	*

W. Bruce Lunsford	115,300	(11)	*

Vincent F. Doran	69,720	(12)	*

Olivia F. Kirtley	39,900	(13)	*

Ralph G. Gronefeld, Jr.	29,648	(14)	*

Seymour L. Bryson, Ph.D.	23,537	(15)	*

All directors and executive officers as a group (15 persons)	7,185,288	(16)(17)	28.3%

* Indicates less than 1 percent of outstanding common shares

OTHER SECURITY HOLDERS WITH MORE THAN 5% OWNERSHIP

FMR Corporation	3,372,095	(18)	13.8%

FleetBoston Financial Corporation	2,085,153	(18)	8.5%

Margaret H. Fornear	1,363,876	(3)	5.6%

Amalgamated Gadget, L.P.	1,361,632	(18)(19)	5.6%

(1)	The following are addresses of the people ResCare knows beneficially own more than five percent of the outstanding common shares: James R. and Margaret H. Fornear, 175 Bayview Avenue, Naples, Florida 34108; Vincent D. Pettinelli, 5943 Macewen Court, Dublin, Ohio 43017; Ronald G. Geary, 10140 Linn Station Road, Louisville, Kentucky 40223; FMR Corporation, 82 Devonshire Street, Boston, Massachusetts 02109; FleetBoston Financial Corporation, 100 Federal Street, Boston, Massachusetts 02110; Amalgamated Gadget, L.P., City Center Tower II, 301 Commerce Street, Suite 2975, Fort Worth, Texas 76102.

(2)	Each named person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group. The number of shares includes shares that would be issued when a person converts convertible securities or when a person or group exercises options (including employee stock options).

(3)	As husband and wife, James R. Fornear and Margaret H. Fornear each may be considered the beneficial owner of the common shares owned by the other under the applicable rules of the SEC. Both Mr. and Mrs. Fornear disclaim such beneficial ownership and the amounts shown for each of them excludes the shares beneficially owned by the other. Does not include shares owned by Mr. and Mrs. Fornear’s adult children nor does it include shares held for the benefit of family members in trusts with an independent trustee.

(4)	Includes 6,300 shares subject to options that are presently exercisable.

(5)	Includes 669,796 shares subject to options that are presently exercisable and 3,247 shares held for the benefit of Mr. Geary by the Retirement Savings Plan over which Mr. Geary has no voting power but does have investment power. Also includes 224,000 shares held by three limited liability companies in each of which Mr. Geary holds a 50 percent interest. Mr. Geary shares voting and investment power with respect to the shares held by these limited liability companies. Excludes 4,400 shares held by Mrs. Geary in which Mr. Geary disclaims beneficial ownership.

(6)	Includes 2,925 shares subject to options that are currently exercisable and 1,402,466 shares held by a trust of which Mr. Pettinelli is trustee and beneficiary. Does not include 300,000 shares held in a charitable remainder trust of which Mrs. Pettinelli is trustee and in which Mr. Pettinelli disclaims beneficial ownership.

(7)	Represents shares held by a limited partnership of which Mr. Foster is the general partner of the general partner of the limited partnership.

(8)	Represents shares owned jointly by Dr. and Mrs. Mitsos over which they share voting and investment power and includes 1,125 shares subject to options that are presently exercisable.

(9)	Includes 3,300 shares owned jointly by Mr. and Mrs. Dunn over which they share voting and investment power and 141,460 shares subject to options that are presently exercisable.

(10)	Includes 1,125 shares subject to options that are presently exercisable. Does not include 155,622 shares held in trust for the benefit of Mrs. Sandford and their children for which Mrs. Sandford is trustee and over which Mr. Sandford has no voting or investment power and in which he disclaims any beneficial interest.

(11)	Includes 15,300 shares subject to options that are presently exercisable. Mr. Lunsford also owns ResCare 6% Convertible Subordinated Notes due 2004 at a face value of $975,000. These notes are convertible into 51,834 shares, which are not included in the total. Upon conversion, Mr. Lunsford’s ownership would remain less than 1 percent.

(12)	Includes 68,720 shares subject to options that are presently exercisable.

(13)	Includes 4,500 shares over which Ms. Kirtley exercises sole voting and investment power and 28,500 shares over which she shares voting and investment power with her husband. Also includes 600 shares in Dr. Kirtley’s IRA over which Ms. Kirtley has neither voting nor investment power and includes 6,300 shares subject to options that are presently exercisable.

(14)	Includes 27,500 shares subject to options that are presently exercisable and 1,448 shares held by the Retirement Savings Plan over which Mr. Gronefeld has no voting power, but does have investment power. Also includes 700 shares held in Mrs. Gronefeld’s IRA over which Mr. Gronefeld holds neither voting nor investment power.

(15)	Includes 15,300 shares subject to options that are presently exercisable.

(16)	Includes 994,351 shares subject to options that are presently exercisable.

(17)	Does not include shares beneficially owned by Jeffrey Cross who resigned from ResCare effective March 31, 2002. At the time he resigned, Mr. Cross held options to purchase 168,085 share that were currently exercisable.

(18)	The information is based on the Schedule 13G filed with the SEC reflecting ownership as of December 31, 2001.

(19)	Represents shares issuable upon the conversion of ResCare 6% Convertible Subordinated Notes due 2004.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

     The Board of Directors is divided into three classes. The term of the Class I directors expires at the 2002 annual meeting. The Class II directors will serve until the 2003 annual meeting and the term of the Class III directors will expire at the 2004 annual meeting. The Board of Directors proposes that the directors nominated below, all of whom are currently serving as Class I directors, be re-elected as Class I directors to serve until the 2005 annual meeting of shareholders or until their successors have been elected.

Nominees

     Unless you instruct them otherwise, the proxy holders intend to vote the shares covered by valid proxies FOR the election of the three nominees named in the following table to the board of directors. If any of these people will not be available to serve as a director, the proxy holders will have the discretion to vote FOR a substitute. In addition, the proxy holders will have the discretion to vote or withhold their vote for any additional nominees named by shareholders and to vote cumulatively if a shareholder should vote cumulatively. The board of directors is not aware of any circumstances in which any of the following people would not be available to continue to serve as a director, if elected.

		Director or
Name	Age	Officer Since	Principal Occupation

Nominees
Class I – 2005

Michael J. Foster	48	2001	Vice President of RFE Management Corporation

Olivia F. Kirtley	51	1998	Certified Public Accountant

Vincent D. Pettinelli	58	1999	Retired

Continuing Directors
Class II – 2003

Seymour L. Bryson	64	1989	Associate Chancellor (Diversity), Southern Illinois University at Carbondale

W. Bruce Lunsford	54	1992	Chairman of the Board of Ventas, Inc.

E. Halsey Sandford	69	1984	Retired

Class III – 2004

James R. Fornear	71	1974	Retired

Ronald G. Geary	54	1990	Chairman of the Board, President and Chief Executive Officer of ResCare

Spiro B. Mitsos	71	1974	Retired

     James R. Fornear, the founder of ResCare, served as Chairman of the Board of ResCare from 1984 until 1998. Mr. Fornear was the President of ResCare from 1974 to 1990 and Chief Executive Officer of ResCare from 1989 to 1993.

     Ronald G. Geary, an attorney and certified public accountant, has served as a director and President of ResCare since 1990 and as Chief Executive Officer since 1993. He was elected Chairman of the Board in June 1998 when Mr. Fornear retired. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary is a director of Ventas, Inc., a real estate investment trust, and Alterra Healthcare Corporation, an operator of assisted living communities.

     E. Halsey Sandford has been a director of ResCare since 1984 and served as Senior Executive from 1997 until March 2001 when he retired. From 1992 to 1997, Mr. Sandford served as Executive Vice President responsible for development for ResCare’s Division for Persons with Disabilities.

     Spiro B. Mitsos, Ph.D., a retired psychologist, has been a director of ResCare since 1974. He has been Secretary of ResCare since 1984 and he served as Treasurer of ResCare from 1984 until 1998. Dr. Mitsos was employed by ResCare to provide psychological consultation services to facilities operated by ResCare from 1984 until he retired in 2000. Dr. Mitsos has served as an adjunct faculty member at Southern Illinois University, the University of Kentucky and the University of Evansville.

     Seymour L. Bryson, Ph.D. has served as a director of ResCare since 1989. Since 1984, Dr. Bryson has held several positions with Southern Illinois University at Carbondale, including professor in the University’s Rehabilitation Institute, Dean of the College of Human Resources, Special Assistant to the Chancellor, Executive Assistant to the President and Executive Assistant to the Chancellor.

     W. Bruce Lunsford, an attorney and certified public accountant, has served as a director of ResCare since 1992. He is the Chairman and Chief Executive Officer of Citation Capital, a private investment firm. He is the founder, Chairman and former Chief Executive Officer of Ventas, Inc., a New York Stock Exchange listed real estate investment trust. He is the founder and former Chairman and Chief Executive Officer of Vencor, Inc., a leading provider of long-term hospital care to chronically ill patients, serving from 1985 until January 1999. Vencor filed voluntary petitions for protection under Chapter 11 of the federal bankruptcy code in September 1999 and changed its name to Kindred Healthcare upon completion of its reorganization on March 1, 2001. Mr. Lunsford is also the founder and former Chairman of Atria Communities, Inc., which operates assisted living and independent living communities. Mr. Lunsford is a director of National City Bank, Kentucky.

     Olivia F. Kirtley, a certified public accountant, has served as a director of ResCare since 1998. Ms. Kirtley is Past Chair of the American Institute of Certified Public Accountants (AICPA) and currently serves as Chair of the AICPA Board of Examiners. From 1991 to 2000, Ms. Kirtley served as Vice President and Chief Financial Officer of Vermont American Corporation, a leading manufacturer and marketer of power tool accessories. Ms. Kirtley is a director of Lancer Corporation, a worldwide manufacturer and distributor of fountain drink dispensing equipment, and Alderwoods Group, Inc, an operator of funeral homes.

     Vincent D. Pettinelli has served as a director of ResCare since 1999. Mr. Pettinelli is the founder of PeopleServe, Inc., a provider of services to persons with mental retardation and developmental disabilities, serving as president from 1979 until 1996 and as Chairman of the Board from 1996 until its acquisition by ResCare in 1999.

     Michael J. Foster has served as a director of ResCare since July 2001. Since 1989, Mr. Foster has been employed by RFE Management Corp., the investment manager for RFE Investment Partners V, L.P. and other private equity investment funds. Mr. Foster currently serves as a director of several privately held portfolio companies of RFE Investment Partners V, L.P. and the other investment funds managed by RFE Management Corp.

     During 2001, there were nine meetings of the board of directors. During this period, each director attended at least 75 percent of all meetings of the board of directors and of the committees on which he or she served during the year.

Executive Officers of ResCare

     The executive officers of ResCare are Ronald G. Geary, whose experience is described above, Paul G. Dunn, Ralph G. Gronefeld, Jr., L. Bryan Shaul, Vincent F. Doran, Katherine W. Gilchrist, and William J Ballard.

     Mr. Dunn, age 36, has served as Chief Development Officer since 1997 and has responsibility for overseeing all ResCare’s development activities. From 1999 to 2000, he also served as Executive Vice President for Alternative Youth Services and Youthtrack. From 1992 to 1997, Mr. Dunn was employed by Laidlaw, Inc., most recently as Corporate Director, Financial Operations for the Laidlaw Medical Transportation, Inc. subsidiary, an operator of ambulance services.

     Mr. Gronefeld, age 43, was named President, Division for Persons with Disabilities in March 2002 after serving as Executive Vice President-Operations of that Division from March 2001. He also served as Chief Financial Officer from May 1998 until March 2001. He previously served as Executive Vice President of Operations for the Division for Youth Services and Vice President responsible for ResCare’s Alternative Youth Services and Youthtrack subsidiaries. Mr. Gronefeld joined ResCare in June 1995 as Director of Internal Audit. From July 1995 through March 1996, he served as interim senior administrator for ResCare’s west region in its Division for Persons with Disabilities.

     Mr. Shaul, age 57, has served as Executive Vice President of Finance and Administration and Chief Financial Officer since March 2001. Before coming to ResCare, he served at Humana Inc., a health insurance company, as Vice President-Finance and Controller from March 2000, and as Vice President of Mergers and Acquisitions from March 1999 to March 2000. Before joining Humana, Mr. Shaul was Chief Financial Officer of Primary Health, Inc. in Boise, Idaho, a physician practice management and HMO company, from February 1997 to February 1999, Chief Financial Officer of Pacific Eyenet, Inc. in Los Angeles, California, a physician practice management company, from August 1996 to February 1997 and Chief Financial Officer of Right CHOICE Managed Care, Inc., a health insurance company, from March 1994 to December 1995.

     Mr. Doran, age 51, has served as President, Division for Training Services since January, 2002 after serving as President of the Division for Youth Services, since August 2000 and as President, Job Corps Operations from 1997. Before joining ResCare, Mr. Doran was President for Job Corps Operations for Teledyne Economic Development, a product line of the Teledyne Controls business of Teledyne Industries, Inc., a publicly traded conglomerate where he had been employed in various capacities for twenty-five years.

     Ms. Gilchrist, age 49, a certified public accountant, joined ResCare as Vice President and Chief Financial Officer for the Division for Persons with Disabilities in March 2001. From 1998 to 2001, Ms. Gilchrist served as Vice President-Financial Operations for the East Region of American Medical Response, Inc. (a subsidiary of Laidlaw, Inc.), a national healthcare transportation services company. From 1996 to 1998, she was Vice President of Operations for ConnectiCare, Inc., a health maintenance organization serving the state of Connecticut. From 1994 to 1996, she was Managing Director of MHC Operations for CSC Healthcare Systems, Inc. (a subsidiary of Computer Sciences Corporation), a company that developed and implemented computer systems for health maintenance organizations and related companies.

     Mr. Ballard, age 60, joined ResCare as President of the Division for Youth Services in January, 2002. From 1992 until he joined ResCare, Mr. Ballard served as Chairman and Chief Executive Officer of Children’s Comprehensive Services, Inc., a publicly traded provider of services for at-risk and troubled youth.

Committees of the Board of Directors

     ResCare’s board of directors has an executive committee, an audit committee, a compliance oversight committee and an executive compensation committee. The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual meeting and until their respective successors are elected and qualified.

     Executive Committee

     The executive committee’s primary responsibility is to act as an interim board on business matters normally brought before the directors. The executive committee is responsible for developing and monitoring ResCare’s long-range plans, determining the types and frequency of reports required by the board, reviewing all expansion plans for recommendation to the board, assisting in monitoring relationships with financial institutions and reviewing performance evaluations, salary increases and bonuses for key staff members. Messrs. Fornear, Geary and Sandford currently serve as members of the executive committee. During 2001, there were twenty-five meetings of the executive committee.

     Audit Committee

     The audit committee recommends to the board the auditing firm to be selected each year as independent auditors of ResCare’s financial statements and to perform services related to the audit. It also reviews with the independent auditors the scope and results of their audit as well as ResCare’s financial condition and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports and accounting and finance human resources and succession planning and makes reports and recommendations to the board as it deems appropriate.

     The audit committee also reviews, at least once each year, the terms of all material transactions and arrangements between ResCare and its affiliates. For additional information, see the Report of the Audit Committee on page 20. Ms. Kirtley and Messrs. Bryson and Lunsford serve as members of the audit committee of which Ms. Kirtley is chair. All of the members are non-employee directors of ResCare and are “independent” directors within the meaning of the Nasdaq National Market listing standards. The committee met nine times during 2001.

     Compliance Oversight Committee

     The compliance oversight committee assists the board of directors in monitoring the effectiveness of ResCare’s corporate compliance program. Messrs. Mitsos, Pettinelli and Sandford currently serve as members of the compliance oversight committee. The committee met five times during 2001.

     Executive Compensation Committee

     The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to ResCare’s executive officers and administers ResCare’s stock option plan. Mr. Bryson, Mr. Foster and Ms. Kirtley currently serve as members of the executive compensation committee, which Mr. Bryson chairs, and are independent non-employee directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934). The committee met four times during 2001.

Executive Compensation Committee Interlocks and Insider Participation

     Mr. Lunsford, a director of ResCare, is Chairman of the Board of Ventas, Inc., a real estate investment trust. Mr. Lunsford owns less than 5 percent of its common stock and less than 1 percent of ResCare common shares. Ronald G. Geary, a director and Chairman of the Board, President and Chief Executive Officer of ResCare was elected to the Board of Directors of Ventas in May 1998 and served on its executive compensation committee until May 31, 2001. Mr. Geary is the beneficial owner of approximately 6.7 percent of ResCare common shares and less than 1 percent of Ventas common stock.

     In October 1998, ResCare acquired the stock of Tangram Rehabilitation Network, Inc. As part of that transaction, immediately before the closing, Tangram sold ten real estate properties to Ventas. Tangram then leased the properties back from Ventas. The lease is for a term of twelve years with options to renew for four five-year terms. The annual rent is 10.25 percent of the sales price annually adjusted based on consumer price index subject to some limitations specified in the agreement. Messrs. Lunsford and Geary did not participate when the boards of Ventas and ResCare discussed and voted on the transaction.

     During the third quarter of 2001, Mr. Lunsford acquired a 27.5 percent ownership interest in Dey Systems, Inc., a data management company. Dey Systems has provided customer and employee satisfaction survey services to ResCare since 2000. ResCare paid Dey Systems $14,327 in 2000 and $94,261 in 2001 for services rendered.

Certain Relationships and Related Transactions

     In addition to the other relationships and transactions described in the preceding section, Mr. Pettinelli has an interest in partnerships that own approximately 60 properties that are leased to subsidiaries of ResCare or to non-profit agencies with which subsidiaries of ResCare have management agreements. The leases generally have original terms ranging from 10 to 25 years. Rental under these leases totals approximately $1.0 million annually. ResCare subsidiaries have guarantee obligations with respect to certain of the indebtedness of the lessor partnerships. Mr. Pettinelli currently holds the debt and the mortgages on certain of the properties. If ResCare or any of its subsidiaries should incur any liability with respect to financing of the properties, Mr. Pettinelli has agreed to assign his rights under the financing instruments he holds to a subsidiary of ResCare. Mr. Pettinelli also has an obligation to indemnify the ResCare subsidiaries with regard to any such guarantee obligations and the indemnification is secured by a pledge of escrowed ResCare common shares and/or other securities.

     In June 2001, a subsidiary of ResCare sold nine real estate properties to S-M Properties, LLC, in which a stepdaughter of Mr. Fornear and her husband have an interest. The property was sold for $3.7 million and is leased by another ResCare subsidiary. The lease is for a term of 15 years with options to renew for two 5-year and one 4-year, 11 month terms. The rent is equal to 11.367 percent of the sales price annually for the first three years then 11 percent of the sales price annually for the next two years of the initial term. The rent increases to 12.14 percent of the sales price annually for the next five years and to 13.41 percent of the sales price annually for the final five years of the initial term. Mr. Fornear did not participate when the executive committee and the board discussed the transaction.

Indebtedness of Management

     In April 2000, ResCare loaned Jeffrey Cross, an executive officer until his employment terminated in March 2002, the principal sum of $100,000 at an interest rate equal to the prime rate (9 percent at the time of the loan) to assist him in paying tax obligations resulting from the exercise of stock options. On March 1, 2001, ResCare loaned Mr. Cross an additional $100,000 at an interest rate equal to the prime rate (9 percent at the time of the loan), due within thirty days after Mr. Cross ceased to be an employee of ResCare. Effective March 31, 2002, Mr. Cross’ employment terminated and both loans were cancelled and replaced with a new note in the principal amount of $150,502 and a new loan agreement. Commencing on February 15, 2003 and ending on September 15, 2003, each month the balance of the new note shall be reduced by one-eighth and the aggregate amount of interest on such amount shall be reduced and forgiven. The new note accrues interest at prime. Commencing April 15, 2002 and on the 15th of each of the next nine months, ResCare shall pay Mr. Cross the sum of $18,000. All of these amounts are deemed consideration for Mr. Cross’ covenants not to compete, as defined in the agreement.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires ResCare’s directors and executive officers and people who own more than 10 percent of ResCare’s common shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports, there were no late filings of the reports.

Report on Executive Compensation

     Compensation Philosophy and Policies for Executive Officers

     The executive compensation committee believes the most effective executive compensation program aligns the interests of shareholders and executives. ResCare’s primary objective is to provide quality services to people with special needs while enhancing long-term shareholder value. The executive compensation committee is committed to a strong, positive link between ResCare’s strategic business goals and its compensation and benefit goals.

     ResCare’s executive compensation program has been designed to support the objective of creating shareholder value by:
•	providing rewards that are closely linked to individual, divisional and company-wide performance in achieving quality of service and financial goals;

•	providing compensation opportunities that create an environment that attracts and retains talented employees on a long-term basis; and

•	directly aligning the interests of executives with the long-term interests of shareholders by making long-term stock appreciation a cornerstone of executive compensation through award opportunities that can result in the ownership of substantial amounts of the common shares.

     The executive compensation committee determined that employment contracts with executive officers as well as other key employees serve to attract and retain the high quality employees that ResCare needs. The employment contracts for the named executive officers are described in this proxy statement.

     ResCare’s executive compensation program has three components: base salary, annual cash incentive (bonus) and long-term incentive opportunity in the form of incentive and non-qualified stock options. The annual incentive bonus is related to the performance of the individual, the applicable operating division, and ResCare in achieving quality of service operational and financial goals. Other than Mr. Geary, the executives have received one-time grants of incentive stock options at the time they signed new employment contracts. The committee may determine to award additional stock option grants based on performance.

     Base Salaries

     Individually negotiated employment contracts determine the base salaries of the named executive officers. The base salaries, which are generally subject to annual cost-of-living increases, are designed to be market competitive with other similar companies.

     Annual Incentives

     Under the annual bonus plan, ResCare makes awards that are based on achieving individual, division, and company-wide quality of service operational and financial performance goals.

     Stock Options

     ResCare’s incentive stock option plan ties the interests of the executives to the interests of the shareholders and to ResCare’s long-term performance. Grants of options are related to an employee’s position, responsibility and performance and for the most part are based on employment contracts with the employees.

     Executive Compensation

     Mr. Geary’s individually negotiated employment agreement established his compensation for 2001. In 1995, the committee had reviewed salary studies which indicated that ResCare should increase Mr. Geary’s compensation and that he should be granted options, based on comparisons with similar companies. Mr. Geary’s bonuses are based on criteria related to the performance of ResCare that Mr. Geary and the members of the committee determine before January 1 for the upcoming year. Mr. Geary was not awarded a bonus for 2001.

     In light of their considerable contributions and value to the operations of ResCare and as an inducement to them to remain employed by ResCare, ResCare entered into employment agreements with Messrs. Cross, Dunn, Gronefeld and Doran in 1997 which were superseded by new agreements in 2001. The terms of the employment agreements with these executives are described in this proxy statement. ResCare also entered into employment agreements with Ms. Gilchrist and Messrs. Shaul in 2001 and with Mr. Ballard in 2002.

     Because we do not contemplate that ResCare will pay its executive officers any compensation that will be subject to the $1 million limitation on deductions imposed by Section 162(m) of the Internal Revenue Code, we have not adopted any policies with respect to limiting executive compensation to amounts that are deductible.

Executive Compensation Committee

Seymour L. Bryson, Chair Olivia F. Kirtley Michael J. Foster

Executive Compensation

     Summary Compensation Table

     The following table provides information concerning compensation awarded to, earned by or paid to the executive officers of ResCare during the year ended December 31, 2001.

				Long-Term
				Compensation
	Annual Compensation			Awards

				Securities
				Underlying
Name and Principal Position				Options/SAR	All Other
as of December 31, 2001	Year	Salary	Bonus (1)	(shares)	Compensation (2)

Ronald G. Geary	2001	355,344	0	112,500	15,542

Chairman of the Board, President and	2000	332,253	0	0	14,459

Chief Executive Officer	1999	314,786	0	0	36,174

Vincent F. Doran	2001	273,079	0	0	5,957

President, Division for Youth Services	2000	192,457	45,000	50,000	8,228

	1999	131,250	0	18,750	6,436

Jeffrey M. Cross (3)	2001	247,713	0	50,000	66,527

President Division for Persons with	2000	182,888	0	0	0

Disabilities	1999	152,250	0	0	22,838

Paul G. Dunn	2001	210,736	48,300	35,000	16,421

Chief Development Officer	2000	163,178	0	0	7,074

	1999	155,822	0	0	9,000

Ralph G. Gronefeld, Jr.	2001	207,119	55,650	35,000	7,878

Executive Vice President, Operations,	2000	164,504	0	0	7,127

Division for Persons with Disabilities	1999	155,000	0	0	9,300

(1)	Bonuses paid to the executive officers are based on attainment of performance goals as provided in their employment agreements.

(2)	Except as noted, All Other Compensation represents amounts ResCare contributed to the Retirement Savings Plan, and to the 401(k) Restoration Plan, which is described later. Mr. Geary’s other compensation for 1999 includes $17,287 for personal use of the ResCare corporate airplane. Mr. Dunn’s other compensation for 2001 includes forgiveness of the balance of $8,482 due on a loan ResCare made to him. Mr. Cross’ other compensation for 2001 includes forgiveness of $57,764 due on a loan ResCare made to him.

(3)	Effective March 31, 2002, Mr. Cross resigned from ResCare. He was succeeded as President, Division for Persons with Disabilities by Ralph G. Gronefeld, Jr.

     ResCare has established the 401(k) Restoration Plan to permit certain members of management to defer compensation pre-tax and to permit ResCare to contribute on behalf of such employees without the restrictions imposed by the Internal Revenue Code on the tax-qualified Retirement Savings Plan. ResCare’s matching contribution is coordinated between the two plans so that it matches on behalf of each participant the employee’s contribution dollar for dollar up to the first 3 percent and one-half of the next 3 percent of the employee’s salary, which is the same as the contribution ResCare makes for employees who participate in ResCare’s Retirement Savings Plan.

     Option Grants for 2001

	Individual Grants

					Potential Realized Value at Assumed
					Annual Rates of Stock Price
					Appreciation for Option Term(1)

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted (#)	Fiscal Year	($/SH)	Date	5% ($)	10% ($)

Ronald G. Geary	112,500	12.2	$6.75	02-22-07	209,801	463,606

Jeffrey M. Cross	50,000	5.4	5.06	03-08-06	69,899	154,459

Vincent F. Doran	0	—	—	—	—	—

Paul G. Dunn	35,000	3.8	5.06	03-08-06	48,929	108,121

Ralph G. Gronefeld, Jr.	35,000	3.8	5.06	03-08-06	48,929	108.121

(1)	The dollar amounts in this table represent the potential value that may be realized of the stock options granted, assuming that the market price of the shares appreciate in value from the date of grant to the end of the option term at annualized rates of five and ten percent. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, of the prices of ResCare common shares. No assurances can be given that the share prices will appreciate at these rates or at all.

     Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

     No officer exercised stock options during the year ending December 31, 2001. The following table indicates the total number of exercisable and unexercisable stock options on December 31, 2001 held by the executive officers named in the Summary Compensation Table and the related value of such options based on the last sales price of the common stock on The Nasdaq National Market on December 28, 2001 of $8.74 per share.

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options		in-the-Money Options
			at December 31, 2001 (#)		at December 31, 2001 ($)

	Shares Acquired	Value Realized
Name	on Exercise (#)	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald G. Geary	0	0	669,796 shares	0 shares	$236,250	$0

Jeffrey M. Cross	0	0	158,085 shares	43,740 shares	37,900	151,600

Paul G. Dunn	0	0	134,460 shares	31,740 shares	26,530	106,120

Ralph G. Gronefeld, Jr.	0	0	20,500 shares	28,000 shares	26,530	106,120

Vincent F. Doran	0	0	68,720 shares	42,180 shares	57,000	85,500

(1)	Market value on the date of exercise of shares acquired upon exercise, less the option exercise price.

     Employment Agreements

     Mr. Geary has an employment agreement with ResCare that was signed in 1995. It expires in September 2002 and automatically renews for one-year periods beginning one year before the expiration date so that the remaining term equals two years unless either ResCare or Mr. Geary gives notice of termination. Under the agreement, Mr. Geary received a base salary of $300,000 in 1995 which is adjusted each year based on the increase in the consumer price index for Urban Wage Earners and Clerical Workers. Mr. Geary waived the CPI increase for calendar year 2002. Mr. Geary is eligible for an annual bonus equal to up to 50 percent of his base salary based on performance criteria to which Mr. Geary and the executive compensation committee mutually agree on or before January 1 of each year. In addition, ResCare grants Mr. Geary options to purchase 112,500 common shares on the last Thursday of February during each of the remaining years of the term of the agreement at the fair market value on the date of the grant. In May 2000, Mr. Geary terminated options for 112,500 shares granted under his employment agreement for February 1998 for total consideration of $1.00 and he waived options for 112,500 shares that would have been granted for February 2000 under his employment agreement for total consideration of $1.00.

     In addition, ResCare provides to Mr. Geary the maximum disability insurance coverage permitted under ResCare’s current benefit plan, equips an office in Mr. Geary’s home, and pays fees for personal tax and financial planning and for an annual physical. The agreement also provides that if Mr. Geary’s employment is terminated following a change in the control of ResCare, Mr. Geary will be entitled to receive the unpaid balance of his full base salary through the effective termination date of the agreement and for an additional two years. The agreement may be terminated with or without cause at any time. If it is terminated without cause, Mr. Geary will continue to receive his base salary for the balance of the term. He would also receive a prorated bonus earned for that year plus any unpaid cash bonus for a prior year. If there is a change of control of ResCare, or if the agreement is terminated without cause, ResCare will repurchase unexercised vested options.

     ResCare has employment agreements with Messrs. Dunn, Gronefeld and Doran that contain substantially the same terms and conditions. The agreements are for initial terms of three years commencing January 1, 2001 for Messrs. Dunn and Gronefeld, and August 1, 2000 for Mr. Doran. The agreements renew automatically for one-year periods after the expiration of their respective terms unless either ResCare or the employee gives notice of termination. ResCare may terminate all of the agreements with or without cause at any time. Base salary for Messrs. Dunn and Gronefeld is $210,000 and $250,000 for Mr. Doran, subject to annual increases equal to the greater of 5 percent or the consumer price index “All Items” category (Washington-Baltimore All Items for Mr. Doran). All of the executives waived the CPI increase for the calendar year 2002. When Mr. Dunn was employed by ResCare, he executed a promissory note to ResCare for $15,000. The maturity date of the note was extended in Mr. Dunn’s employment agreement to May 2003 and on May 1 of each year beginning in 2001, ResCare forgives one-third of the outstanding principal balance of the note and one-third of the accrued and unpaid interest provided Mr. Dunn remains a full-time employee of ResCare. In April 2000, ResCare advanced $45,000 to Mr. Doran which, with an additional $15,000 that ResCare retained to satisfy withholding obligation on the bonus, was treated as a retention bonus to Mr. Doran. In addition, Mr. Doran receives an automobile allowance as allowed under federal regulations for Job Corps, and reimbursement of up to $3,000 for attorney fees.

     Each of these executives is eligible to receive a cash bonus based on an incentive program for the executive established each year in the contract or by ResCare’s Chairman. Messrs. Dunn and Gronefeld may earn up to 40 percent and Mr. Doran between 20 and 35 percent of their base salaries based on meeting established division and/or company performance goals. The incentive payments will be determined quarterly except Mr. Doran’s which is determined annually. Mr. Doran is eligible to earn an additional bonus based on the award of additional Job Corps contracts to ResCare. The bonus is equal to 10 percent of the first year base management fee payable to ResCare under each new Job Corps contract. The bonus is earned upon the commencement of such new contract but is not payable until the first anniversary of the contract. If ResCare loses a Job Corps contract, Mr. Doran’s bonus can be reduced by 10 percent of the annual base fee of the lost contract.

     Upon entering into the agreements, each of the executives received a one-time grant of stock options. Mr. Doran was granted options to purchase 50,000 ResCare common shares on August 1, 2000, and Messrs. Gronefeld and Dunn were each granted options to purchase 35,000 ResCare common shares on March 8, 2001. For each executive, the options vest in 20 percent increments annually beginning as of the grant date and expire after five years.

     If their respective agreements are terminated by ResCare without cause, Messrs. Dunn and Gronefeld will receive the full base salary for one year and Mr. Doran for six months after termination. If Mr. Doran’s agreement is terminated without cause within one year after a change of ownership of ResCare, Mr. Doran will receive his full base salary for fifteen months after termination. In addition, for Mr. Dunn, ResCare will forgive the remaining principal balance and accrued but unpaid interest on his note payable to ResCare. If ResCare terminates an executive’s employment agreement for cause, the executive would not be entitled to any compensation following the date of termination other than the pro rata amount of the then current base salary through such date. If their employment is terminated for any reason, Messrs. Geary and Doran will be prohibited from competing with ResCare for one year and Messrs. Dunn and Gronefeld will be prohibited from competing with ResCare for eighteen months. If Mr. Geary’s employment is terminated without cause he would be prohibited from competing until one year after his payments under the agreement end.

Compensation of Directors

     Directors who are employees of ResCare receive no compensation for their services as directors. Each of ResCare’s non-employee directors (all of the directors except Mr. Geary) receives:
•	an annual retainer of $18,000;

•	$1,500 for each board meeting that he or she attends;

•	$750 for each committee meeting he or she attends;

•	an annual retainer of $3,000 as a chair of a committee;

•	an annual retainer of $36,000 for each member of the executive committee; and

•	an annual grant of options to purchase 4,500 ResCare common shares under the 2000 Nonemployee Directors Stock Ownership Incentive Plan.

Performance Graph

     The following graph shows the cumulative total shareholder return realized by ResCare’s shareholders during the period from December 31, 1996 through December 31, 2001 as compared to the Nasdaq Stock Market Index (U.S. Companies) and the Nasdaq Health Services Index. The Nasdaq Health Services Index is prepared for Nasdaq by the Center for Research in Security Prices at the University of Chicago using companies within Standard Industrial Classification code 80 (Health Care). Upon request, ResCare will promptly provide to shareholders a list of all companies included in this Index. The graph assumes the investment on December 31, 1996 of $100 in ResCare common shares at the closing trading price on that date.

	1996	1997	1998	1999	2000	2001

RSCR	100	165.71	211.61	109.28	38.57	75.85

Nasdaq	100	122.48	172.72	320.98	193.13	153.25

Nasdaq Health	100	102.6	86.98	69.98	95.94	102.14

Report of the Audit Committee

     The audit committee oversees ResCare’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in ResCare’s Annual Report on Form 10-K for the year ended December 31, 2001 with management. In the course of their review, the audit committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of ResCare’s accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. ResCare’s independent auditors also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and ResCare including the matters in the written disclosures required by the Independence Standards Board. The audit committee has also considered the compatibility of non-audit services with the auditors’ independence.

     The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of ResCare’s internal controls, and the overall quality of ResCare’s financial reporting.

     The three directors who serve on the audit committee are all “independent” for purposes of the Nasdaq National Market listing standards. To be “independent,” a director must not have, in the view of the board of directors, a relationship that may interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Until May 31, 2001, only two of ResCare’s eight directors, both of whom are members of the audit committee, were “independent.” The third member, W. Bruce Lunsford, did not become “independent” until May 31, 2001, when Ronald G. Geary resigned from the executive compensation committee of Ventas, Inc., for which Mr. Lunsford serves as Chairman of the Board. The board of directors appointed Mr. Lunsford as the third member of the audit committee, the minimum number required by the Nasdaq National Market listing standards, based on Mr. Lunsford’s background as a certified public accountant and chief executive officer.

     The board has adopted a written charter setting out the audit related functions the audit committee is to perform. A copy of the charter was attached to ResCare’s proxy statement in 2001.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board approved) that the audited financial statements be included in the Annual

Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The audit committee and the board have also recommended, subject to shareholder ratification, the selection of KPMG LLP as ResCare’s independent auditors.

     The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts except to the extent that ResCare specifically incorporates this information by reference.

AUDIT COMMITTEE Olivia F. Kirtley, Chair Seymour L. Bryson W. Bruce Lunsford

SELECTION OF INDEPENDENT AUDITORS

(Item 2 on the Proxy Card)

     Subject to ratification by shareholders at the annual meeting, the board of directors has selected the firm of KPMG LLP as the independent auditors for ResCare to audit its financial statements for the fiscal year ending December 31, 2002. KPMG LLP has served as the independent auditors for ResCare for all fiscal years beginning with the fiscal year ending December 31, 1989 and is, therefore, familiar with the affairs and financial procedures of ResCare. A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. ResCare has historically submitted this item for ratification by shareholders. If shareholders do not approve this proposal, the audit committee will consider soliciting proposals from other firms for independent auditor services.

     The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2001 and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit-related fees	$616,200

Financial information systems design and implementation	$0

All other fees:

Audit-related fees (1)	$217,800

Other non-audit services (2)	$7,650

$225,450

(1)	Audit-related fees consisted principally of review of registration statements, issuance of consents, issuance of letters to underwriters and audits of employee benefit plans.

(2)	Other non-audit fees consisted of tax compliance and consultation.

     The board of directors recommends that the shareholders vote FOR ratification of the selection of KPMG LLP as ResCare’s independent auditors.

SHAREHOLDERS’ PROPOSALS FOR THE 2003 ANNUAL MEETING

     Under Rule 14a-8 promulgated under the Exchange Act, ResCare shareholders may present proposals to be included in the ResCare proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to ResCare in a timely manner. Any such proposal must comply with Rule 14a-8.

     ResCare’s by-laws require shareholders who intend to propose business for consideration by shareholders at an annual meeting, other than shareholder proposals that are included in the proxy statement, to give written notice to the Secretary of ResCare not less than sixty days and not more than ninety days before the annual meeting. If shareholders receive less than seventy days notice or prior public disclosure of the date of the meeting, the Secretary of ResCare must receive notice of business to be proposed not later than the tenth day following the day on which ResCare mailed or publicly disclosed notice of the annual meeting. A shareholder must submit a matter to be raised at ResCare’s 2003 annual meeting and included in the proxy statement no later than January 24, 2003 and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on ResCare’s books and the class and number of ResCare common shares the shareholder beneficially owns.

     SEC rules set forth standards for what shareholder proposals ResCare is required to include in a proxy statement for an annual meeting.

OTHER MATTERS

     The board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

     ResCare will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of ResCare (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the shareholders they represent and ResCare will reimburse them for their expenses.

     ResCare will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained in the report. ResCare will also furnish copies of any exhibits to the report upon request, but may charge a reasonable copying charge. Shareholders should address requests for copies of any of these materials to Nel Taylor, Chief Communications Officer, Res-Care, Inc., 10140 Linn Station Road, Louisville, Kentucky 40223.

By order of the Board of Directors

SPIRO B. MITSOS Secretary

     Please date, sign and return the enclosed proxy card in the enclosed envelope at your earliest convenience. Postage is not required if it is mailed in the United States.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RES-CARE, INC., 10140 Linn Station Road, Louisville, Kentucky 40223
PROXY — MEETING OF SHAREHOLDERS

     The undersigned, a shareholder of RES-CARE, INC., a Kentucky corporation, hereby appoints RONALD G. GEARY and E. HALSEY SANDFORD and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of Res-Care which the undersigned would be entitled to vote if personally present at the Meeting of Shareholders to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky on Tuesday, June 25, 2002 at 10:00 a.m. local time, and at any adjournment thereof.

     The undersigned hereby instructs said proxies or their substitutes:

1.	ELECTION OF DIRECTORS:

Class I (3-year term):

	Michael J. Foster	Olivia F. Kirtley	Vincent D. Pettinelli

[ ]	Vote FOR All Nominees Listed Above (except those listed below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name in the space below.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2002.

[ ]	For	[ ]	Against	[ ]	Abstain

This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

This proxy, when properly executed, will be voted in accordance with any directions given and as provided in the accompanying proxy statement. Unless otherwise specified, the proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2. MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE MATTERS.

3.	DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the meeting.

     The undersigned hereby revokes all proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement, both dated May 24, 2002, and a copy of ResCare’s Annual Report for the period ended December 31, 2001.

Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature Date

Signature, if held jointly Date